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FOR IMMEDIATE RELEASE
TUESDAY, OCTOBER 27, 1998
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                    NANOPHASE ADOPTS STOCKHOLDER RIGHTS PLAN

         Burr Ridge, Illinois, October 27, 1998 -- Nanophase Technologies Corporation (Nasdaq: NANX), a leader in developing and marketing advanced materials using nanocrystalline compounds, today announced that its board of directors has adopted a stockholder rights plan under which preferred stock purchase rights will be distributed on November 10, 1998, at the rate of one right for each outstanding share of the company's common stock, to stockholders of record on that date.

         Leonard A. Batterson, chairman of the board of directors, stated that "the board adopted the new plan to protect against future abusive takeover tactics such as partial tender offers and selective open market purchases. The plan was not adopted in response to any specific effort to acquire control of the company, and the board is not aware of any such effort. The plan is intended to assure that stockholders receive fair and equitable treatment in the event of unsolicited attempts to acquire the company." Mr. Batterson further stressed that "the plan is not intended to prevent an acquisition of the company on terms that are favorable and fair to all stockholders, and will not do so. The plan is designed to deal with the very serious problem of unilateral actions by hostile acquirors that are calculated to deprive the company's board and its stockholders of their ability to determine the destiny of the company."

         Generally, the rights will not be triggered unless a person or group acquires 15% or more of the company's common stock or announces a tender offer upon consummation of which such person or group would own 15% or more of the common stock.


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         The rights will expire in ten years unless earlier redeemed or terminated. The company generally may amend the rights or redeem the rights at $0.01 per right at any time prior to the time a person or group has acquired 15% of the company's common stock.

         Additional detail regarding the rights plan will be outlined in a summary to be mailed to all stockholders following the record date.

         Nanophase Technologies Corporation develops and markets engineered advanced materials for a variety of product applications in the electronics, structural ceramics, cosmetics and industrial catalysts industries. Using proprietary technology to alter materials at the molecular level, the company creates products with unique performance attributes. The company's global customer base includes a number of Fortune 500 companies. Nanophase trades on the Nasdaq NMS under the symbol "NANX." Visit the company's web site at www.nanophase.com.